Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Evans & Sutherland Computer Corporation

We consent to incorporation by reference in the Registration Statements Nos. 33-39632, 333-53305, 333-58733, 333-104754, and 333-118277 on Forms S-8 and Registration Statements Nos. 333-09657 and 333-137637 on Forms S-3 of Evans & Sutherland Computer Corporation of our report dated April 2, 2007, with respect to the consolidated balance sheet of Evans & Sutherland Computer Corporation as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for the year ended December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 10-K of Evans & Sutherland Computer Corporation.

/s/ TANNER LC

April 2, 2007

Salt Lake City, Utah